Exhibit 10.19

Adopted July 1, 2008

CLEAR CHANNEL

2008 EXECUTIVE INCENTIVE PLAN

1.	DEFINED TERM

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company and its Affiliates by providing for the grant to Participants of Stock-based and other incentive Awards. Awards under the Plan are intended to align the incentives of the Company’s executives and investors and to improve the performance of the Company. Unless the Administrator determines otherwise, Awards to be granted under this Plan are expected to be substantially in the form attached hereto as Exhibit B-1, B-2, or B-3; provided, that all Rollover Option Agreements shall be substantially in the form attached hereto as Exhibit C-1 or C-2 and all Restricted Stock Agreements shall be substantially in the form attached hereto as Exhibit D, in each case unless the Administrator determines otherwise.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan and the Award Agreements, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Code, the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Except as otherwise provided by the express terms of an Award Agreement, all determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. A maximum of 10,187,406 Shares may be delivered in satisfaction of Awards under the Plan. The number of Shares delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of Shares (i) withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award, (ii) awarded under the Plan as Restricted Stock, but thereafter forfeited, and (iii) made subject to an award that is exercised or satisfied, or that terminates or expires, without the delivery of such shares. The limits set forth in this Section 4(a) shall be construed to comply with Section 422 of the Code and the regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder and with other applicable legal requirements (including applicable stock exchange requirements), shares of Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of Shares available for Awards under the Plan.

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(b) Type of Shares. Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company or any of its subsidiaries. No fractional Shares will be delivered under the Plan.

(c) Section 162(m) Limits. The maximum number of Shares for which Stock Options may be granted to any person in any calendar year and the maximum number of Shares subject to SARs granted to any person in any calendar year will each be 2,700,000. The maximum number of Shares subject to other Awards granted to any person in any calendar year will be 700,000 Shares. The maximum amount payable to any person in any year under Cash Awards will be $20,000,000. The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Within 10 business days following the Closing Date (as defined in the Merger Agreement dated as of November 16, 2006, as amended, among Clear Channel Communications, Inc. and the other parties thereto), the Company shall file a Form S-8 registration statement with respect to all Shares available for issuance under this Plan. The Company shall use commercially reasonable efforts to maintain such Form S-8 while Awards granted hereunder remain outstanding; provided however that nothing herein shall prevent the Company from de-registering the Shares under the Plan if and to the extent they are no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein, and shall furnish to each Participant an Award Agreement setting forth the terms applicable to the Participant’s Award. By entering into an Award Agreement, the Participant agrees to the terms of the Award and of the Plan, to the extent not inconsistent with the express terms of the Award Agreement. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Transferability. Neither ISOs, nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

Adopted July 1, 2008

(3) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless expressly provided otherwise by the Administrator or an Award Agreement, automatically and immediately upon the cessation of Employment, all outstanding Restricted Stock will be forfeited and all Awards requiring exercise will cease to be exercisable and will terminate, except that:

(A) subject to (B) and (C) below, all Stock Options and other Awards requiring exercise held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate;

(B) all Stock Options and other Awards requiring exercise held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the termination of the Participant’s Employment by reason of death or disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or disability, as the case may be, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and

(C) all Stock Options and other Awards requiring exercise held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.

(4) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. Except as otherwise provided in an Award Agreement, the Administrator may, but need not, hold back Shares from an Award or permit a Participant to tender previously owned Shares in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate), using the Fair Market Value of Stock on the date of exercise to determine the number of shares so withheld or tendered.

(5) Dividend Equivalents, Etc. Except as otherwise provided in an Award Agreement, the Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

(6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued Employment with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of potential

Adopted July 1, 2008

appreciation in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or its Affiliate to the Participant.

(7) Section 162(m). This Section 6(a)(7) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) of the Code other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(7) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will pre-establish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m) of the Code). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(7) applies may be granted after the first meeting of the stockholders of the Company held in 2013 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(8) Stockholders Agreement. Unless otherwise specifically provided in an Award Agreement, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Stockholders Agreement.

(9) Section 409A. Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and the Plan and such Awards shall be construed accordingly. Granted Awards may be modified at any time, in the Administrator’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A of the Code, so long as such modification does not result in a reduction in value to the applicable Participant (unless the Participant consents in writing to such modification); provided that, to the extent the applicable Participant declines to provide such consent and the Administrator is otherwise unable to modify an award because of such a reduction in value, the Participant shall be solely responsible for any resulting tax liability and the Company shall withhold as required by law.

(10) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of Stock and the consideration to be received therefor, and with the applicable requirements of Delaware, in each case as determined by the Administrator.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form reasonably acceptable to

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the Administrator) signed by the appropriate Person and accompanied by any payment required under the Award. If the Award is exercised by any Person other than the Participant, the Administrator may require satisfactory evidence that the Person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator will determine the exercise price, if any, of each Award to be granted that requires exercise. Unless the Administrator determines otherwise, and in all events in the case of a Stock Option or a SAR (except as otherwise permitted pursuant to Section 7(b)(1) hereof), the exercise price of an Award requiring exercise will not be less than the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, and in the case of an ISO granted to a ten-percent shareholder within the meaning of Section 422(b)(6) of the Code, the exercise price will not be less than 110% of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant. Except as otherwise permitted under Section 7, no such Award, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of the stock exchanges or other trading systems, if any, on which the Stock is listed or entered for trading. Fair Market Value shall be determined by the Administrator consistent with the applicable requirements of Section 422 of the Code and Section 409A of the Code.

(3) Payment Of Exercise Price. Except as otherwise provided in an Award Agreement, where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or (b) if so permitted by the Administrator, (i) through the delivery of shares of Stock that have a Fair Market Value equal to the exercise price, except where payment by delivery of shares would adversely affect the Company’s results of operations under Generally Accepted Accounting Principles or where payment by delivery of shares outstanding for less than six months would require application of securities laws relating to profit realized on such shares, (ii) at such time, if any, as the Stock is publicly traded, through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (b)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) ISOs. No ISO may be granted under the Plan after the date that is the tenth anniversary of the date the Plan is approved by the Company’s stockholders, but ISOs previously granted may extend beyond that date.

(c) Awards Not Requiring Exercise.

Awards of Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

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7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Except as otherwise provided in an Award Agreement:

(1) Assumption or Substitution. In the event of a Corporate Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the continuation or assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or any entity controlling, controlled by or under common control with the acquiror or survivor, in each case on such terms and subject to such conditions (including vesting or other restrictions) as the Administrator determines are appropriate. The continuation or assumption of such Awards, to the extent applicable, shall be done on terms and conditions consistent with Section 409A of the Code.

(2) Acceleration or Cash-Out of Certain Awards. In the event of a Corporate Transaction (whether or not there is an acquiring or surviving entity) in which there is no continuation, assumption or substitution as to some or all outstanding Awards, the Administrator may provide (unless the Administrator determines otherwise, on terms and conditions consistent with Section 409A of the Code) for (i) treating as satisfied any vesting condition on any such Award, (ii) the accelerated delivery of shares of Stock issuable under each such Award consisting of Restricted Stock Units, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Corporate Transaction or (iii) if the Corporate Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Award to the excess, if any, of (A) the Fair Market Value of one Share times the number of Shares subject to the Award, over (B) the aggregate exercise price, if any, under the Award, in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

(3) Termination of Awards. Except as otherwise provided in an Award Agreement, each Award (unless continued, substituted, or assumed pursuant to the Section 7(a)(1)), will terminate upon consummation of the Corporate Transaction, provided that Restricted Stock Units accelerated pursuant to clause (ii) of Section 7(a)(2) shall be treated in the same manner as other shares of Stock (subject to Section 7(a)(4)).

(4) Additional Limitations. Any Share delivered pursuant to Section 7(a)(2) above with respect to an Award may, in the discretion of the Administrator, be subject to such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject prior to the Corporation Transaction and that did not lapse in connection with the Corporate Transaction. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of Stock in connection with the Corporate Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes In, Distributions With Respect To And Redemptions Of The Stock

(1) Basic Adjustment Provisions. In the event of any stock dividend or other similar distribution of stock or other securities of the Company, stock split or combination of

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shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event, the Administrator shall, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Plan, make proportionate adjustments to the maximum number of Shares that may be delivered under the Plan under Section 4(a) and to the maximum share limits described in Section 4(c) and shall also make appropriate, proportionate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. Unless the Administrator determines otherwise, any adjustments hereunder shall be done on terms and conditions consistent with Section 409A of the Code.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (b)(1) above to take into account distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 of the Code, the requirements of Section 409A of the Code, and for the performance-based compensation rules of Section 162(m) of the Code, where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company shall use best efforts to ensure, prior to delivering Shares pursuant to the Plan or removing any restriction from Shares previously delivered under the Plan, that (a) all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, and (b) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance. Neither the Company nor any Affiliate will be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until the conditions set forth in the preceding sentence have been satisfied and all other conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider reasonably appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

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9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Unless otherwise provided in the Award, the Administrator expressly reserves the right to amend or alter the terms of any Award if such Award or a portion thereof would be reasonably likely to be treated as a “liability award” under guidance issued or provided by the Financial Accounting Standards Board (FASB). Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the right of the Company or an Affiliate to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	WAIVER OF JURY TRIAL

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative or attorney of the Company or any Affiliate has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Arbitration. In the event the waiver in Section 11(a) is held to be invalid or unenforceable, if requested by the Company, the parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Plan or any Award hereunder promptly by negotiations between themselves or their representatives who have authority to settle the controversy. If the matter has not been resolved within sixty (60) days of the initiation of such procedure, the Company may require that the parties submit the controversy to arbitration by one arbitrator mutually agreed upon by the Parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate incentive plans of the type provided for in this Plan and who is chosen by the AAA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be Delaware or any other location mutually agreed to between the parties. The arbitrator shall apply the law as established by decisions of the Delaware federal and/or state courts in deciding the merits of claims and defenses under federal law or any state or federal anti-discrimination law. The arbitrator is required to state, in writing, the reasoning on which the award rests. Notwithstanding the foregoing, this paragraph

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shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate.

12.	ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	GOVERNING LAW

Except as otherwise provided by the express terms of an Award Agreement, the provisions of the Plan and of Awards under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

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EXHIBIT A

Definitions of Terms

Unless otherwise defined in an Award Agreement, the following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee. The Administrator may delegate ministerial tasks to such Persons as it deems appropriate.

“Affiliate”: Any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, beginning with the Company and ending with such corporation or other entity. For purposes of the preceding sentence, except as the Administrator may otherwise determine subject to the requirements of Treas. Reg. §1.409A-1(b)(5)(iii)(E)(1), the term “controlling interest” has the same meaning as provided in Treas. Reg. §1.414(c)-2(b)(2)(i), provided that the words “at least 50 percent” are used instead of the words “at least 80 percent” each place such words appear in Treas. Reg. §1.414(c)-2(b)(2)(i). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A of the Code) apply but any such change shall not be effective for twelve (12) months. In addition, any Affiliate must also meet the requirements of subsection (c) under Rule 701.

“Award”: Any or a combination of the following:

(i)	SARs;

(ii)	Stock Options;

(iii)	Restricted Stock;

(iv)	Unrestricted Stock;

(v)	Stock Units, including Restricted Stock Units;

(vi)	Awards (other than Awards described in (i) through (iv) above) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines;

(vii)	Performance Awards; and/or

(viii)	Current or deferred grants of cash (which the Company may make payable by any of its direct or indirect subsidiaries) or loans, made in connection with other Awards.

“Award Agreement”: A written agreement between the Company and the Participant evidencing the Award.

“Board”: The Board of Directors of CC Media Holdings, Inc.

“Cause”: In the case of any Participant, unless otherwise set forth in a Participant’s Award Agreement or employment agreement, a termination by the Company or an Affiliate of the Participant’s Employment or a termination by the Participant of the Participant’s Employment, in either case following the occurrence of any of the following events: (i) the Participant’s willful and continued failure to perform his or her material duties with respect to the Company or an Affiliate which, if curable, continues beyond ten business days after a written demand for substantial performance is delivered to the Participant by the Company; or (ii) the willful or intentional engaging by the Participant in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or an Affiliate or the Investors and any of their respective affiliates; or (iii) Participant’s conviction of, or a plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof; or (B) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise to the Company or an Affiliate or the Investors and any of their respective affiliates; (iv) the Participant’s committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty against the Company or its subsidiaries that causes material and demonstrable injury, monetarily or otherwise, to the Company or an Affiliate or the Investors and any of their respective affiliates; or (v) the Participant’s breach of his or her noncompetition or nonsolicitation obligations that causes material and demonstrable injury, monetarily or otherwise, to the Company or an Affiliate or the Investors and any of their respective affiliates.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect. For the avoidance of doubt, any reference to any section of the Code includes reference to any regulations (including proposed or temporary regulations) promulgated under that section and any IRS guidance thereunder.

“Committee”: One or more committees of the Board, which, for purposes of meeting certain requirements of Section 162(m) of Code and any regulations promulgated thereunder (including Treas. Regs. Section 1.162-27(e)(3)), may be deemed to be any subcommittee of the Committee to which the Committee has delegated its duties and authority under this Plan consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Code and the regulations promulgated thereunder.

“Company”: CC Media Holdings, Inc., a Delaware corporation.

“Corporate Transaction”: Any of the following: (i) Change of Control (as defined in any Award Agreement); (ii) a consolidation, merger, or similar transaction or series of transactions with or into a Person (or group of Persons acting in concert) that is not an affiliate of any member of the Investors, or the sale of all or substantially all of the assets of the Company to such a Person (or such a group of Persons acting in concert); or (iii) a sale by the Company or an Affiliate or the Investors and any of their respective affiliates of the capital stock of the Company that results in more than 50% of the common stock of the Company (or any resulting company after a merger) being held by a Person (or group of Persons acting in concert) that does not include any member of the Investors or any of their respective affiliates, provided, that, in each case, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A of the Code would become payable under an Award by reason of a Corporate Transaction, it shall become payable only if the event or circumstances constituting the

Corporate Transaction would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A of the Code.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Unless the Administrator provides otherwise: A change in the capacity in which a Participant is employed by or renders services to the Company and/or its Affiliates, whether as an Employee, director, consultant or advisor, or a change in the entity by which the Participant is employed or to which the Participant rendered services, will not be deemed a termination of Employment so long as the Participant continues providing services in a capacity and to an entity described in Section 5. If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Fair Market Value”: The fair market value of the Stock on any given date, as determined in good faith by the Board which, (a) if the Stock is readily tradable on an established securities market within the meaning of Section 409A of the Code, shall be determined as provided thereunder and, (b) in the event that the Stock is not readily tradable on an established securities market within the meaning of Section 409A of the Code, shall be based on a third party appraisal that has been completed within at least twelve months prior to such determination date; provided, that (i) if, for any Participant, since such appraisal, events have occurred that would reasonably be expected to cause the fair market value determination to fail to satisfy the safe harbor methodology for determining such value under Section 409A of the Code, or (ii) in the event of a valuation performed upon the termination of a Participant, if the Chief Executive Officer or President of the Company is the terminated Participant and the Participant objects to the determination of such fair market value by the Board, then in any such event the determination of what constitutes “fair market value” with respect to the Stock for which the Board’s determination is being disputed will be determined by a mutually acceptable expert, whose determination will be binding on the parties, the costs of which shall be borne by the Company.

“Investors”: “Investors” as that term is defined in the Stockholders Agreement.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Merger”: Transactions completed by the Agreement and Plan of Merger by and among BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, Clear Channel Communications, Inc., and the Company (formerly known as BT Triple Crown Capital Holdings, Inc.) dated as of November 16, 2006 and amended on April 18, 2007 and May 17, 2007 (as may be further amended from time to time).

“Participant”: A person who is granted an Award under the Plan.

“Person”: Any natural person or individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: Clear Channel 2008 Executive Incentive Plan as from time to time amended and in effect.

“QPO”: An underwritten public offering and sale of common stock of the Company for cash pursuant to an effective registration statement by the Company, any Investor, or any member of the Sponsor Group.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions under this Plan or such Award requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or shares of Stock of equivalent value, as specified in the Award except as otherwise determined by the Administrator) equal to the excess of the fair market value of the Shares subject to the right over a specified amount that is not less than the fair market value of such Shares at the date of grant.

“Share”: a share of Stock.

“Sponsor Group”: “Sponsor Group” as that term is defined in the Stockholders Agreement.

“Stock”: Class A Common Stock of the Company, par value $.001 per share, which shall be the same class of common stock to be held by public shareholders of the Company.

“Stock Option”: An option entitling the recipient to acquire Shares upon payment of the applicable exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in Shares, to deliver Stock or cash measured by the value of the Stock in the future.

“Stockholders Agreement”: Stockholders Agreement, dated as of the date of the consummation of the Merger, by and among the Company, BT Triple Crown Merger Co., Inc. and other stockholders of CC Media Holdings Inc. who from time to time may become a party thereto.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.